Shareholder meeting results (Unaudited)

The annual meeting of shareholders of the fund was held on July
31, 2006.

At the meeting, each of the nominees for Trustees was elected, as follows:

      					Votes for 	Votes withheld

 Jameson A. Baxter 	 		11,381,625 	 1,022,929
 Charles B. Curtis 	 		11,380,282 	 1,024,272
 Myra R. Drucker 	 		11,382,350 	 1,022,204
 Charles E. Haldeman, Jr. 		11,382,207 	 1,022,347
 John A. Hill 	 			11,380,451 	 1,024,103
 Paul L. Joskow 	 		11,382,007 	 1,022,547
 Elizabeth T. Kennan 	 		11,381,136 	 1,023,418
 Robert E. Patterson 	 		11,382,147 	 1,022,407
 George Putnam, III 	 		11,382,207 	 1,022,347
 W. Thomas Stephens 	 		11,378,573 	 1,025,981
 Richard B. Worley 	 		11,380,172 	 1,024,382

All tabulations are rounded to nearest whole number.

A shareholder proposal requesting the Trustees to take the steps necessary to convert the fund into an open end investment company or otherwise enable shareholders to realize the net asset value of their shares was not voted on at the July 31, 2006 meeting.